UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 22, 2009

CENTURY PROPERTIES FUND XIX, LP

(Exact name of Registrant as specified in its charter)

Delaware	0-11935	94-2887133
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Century Properties Fund XIX, LP, a Delaware limited partnership (the “Registrant”), owns Tamarind Bay Apartments (“Tamarind”), a 200-unit apartment complex located in St. Petersburg, Florida.  As previously disclosed, on June 8, 2009, the Registrant entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, WRH Properties, Inc., a Florida corporation (the “Purchaser”), to sell Tamarind to the Purchaser for a total sales price of $9,250,000.

As previously disclosed, on July 6, 2009, the Purchaser delivered written notice to the Registrant of its election to terminate the Purchase Agreement. Pursuant to its terms, the Purchase Agreement was terminated.

On September 22, 2009, the Registrant entered into a Reinstatement of and First Amendment to Purchase and Sale Contract (the “First Amendment”) pursuant to which (i) the Purchase Agreement was reinstated, (ii) the sales price was reduced to $9,025,000, (iii) the loan assumption application deadline was extended to November 6, 2009, and (iv) the closing date was extended to November 23, 2009.  The First Amendment also provides that if the Purchaser receives approval to extend the assumption of the mortgages encumbering Tamarind, the closing date for Tamarind shall automatically be extended to the earlier of (i) fifteen days after the receipt of the approval of the loan assumption but no later than December 28, 2009, and (ii) December 22, 2009.

This summary of terms and conditions of the First Amendment is qualified in its entirety by reference to the First Amendment, a copy of which is attached hereto as an exhibit.

Item 9.01   Financial Statements and Exhibits

(d)   Exhibit

10.47       Reinstatement of and First Amendment to Purchase and Sale Contract between Century Properties Fund XIX, LP, a Delaware limited partnership, and WRH Properties, Inc., a Florida corporation, dated September 22, 2009.*

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY PROPERTIES FUND XIX, LP

By:  Fox Partners II

General Partner

By:  Fox Capital Management Corporation

Managing General Partner

By:  /s/Steven D. Cordes

Steven D. Cordes

Senior Vice President

Date:  September 25, 2009